August 2014 Amendment No. 1 dated August 5, 2014 relating to Preliminary Terms No. 1,508 Registration Statement No. 333-178081 Dated July 18, 2014 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Market-Linked Notes With Past Performance Adjusted Contingent Coupon due September    , 2021
Based on the Value of the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index

The notes are unsecured obligations of Morgan Stanley and will have the terms described in the accompanying product supplement, SmartInvest index supplement and prospectus, as supplemented and modified by this document.  The notes offer the opportunity for investors to earn an annual contingent coupon based on the performance of the underlying index on each annual determination date, as reduced by any prior contingent coupons.  If the closing value of the underlying index on any determination date is greater than the initial index value and, after the first determination date, greater than its closing value on each prior determination date, we will pay a contingent coupon on the notes at a rate that is equal to the percentage increase in the value of the underlying index as of such determination date from the initial index value minus the sum of the contingent coupon rates, if any, for each of the previous determination dates. As a result of this reduction in the contingent coupon rate for any prior coupons paid on the notes, investors will receive a contingent coupon if the underlying index exceeds the initial index value but only to the extent that it also exceeds the highest level it achieved on any prior determination date.  At maturity, we will pay per note the stated principal amount of $10 plus the contingent coupon, if any, payable with respect to the final determination date.
The Morgan Stanley SmartInvest Alpha 5% Volatility Target Index (the “underlying index”) is a rules-based target volatility index that attempts to achieve a target volatility of 5% in the Morgan Stanley SmartInvest Alpha Index (the “SmartInvest Alpha Index”).  The SmartInvest Alpha Index is a rules-based index that employs a strategy that measures the relative performance of the Morgan Stanley SmartInvest Equity Index (Total Return) (the “SmartInvest Index”) against the S&P 500® Total Return Index.  The SmartInvest Index is a U.S. long-only equity index that aims to invest in stocks that are among the more concentrated reported positions held by hedge funds.  The objective of the underlying index is to reflect a dynamic allocation to the SmartInvest Alpha Index based on the ratio between the volatility target and the realized volatility of the SmartInvest Alpha Index by allocating its exposure to the SmartInvest Alpha Index on each business day based on the ratio between the volatility target and the actual realized volatility of the SmartInvest Alpha Index over the prior rolling 20-day period.  For more information, see “Morgan Stanley SmartInvest Alpha 5% Volatility Target Index Overview” on page 15.
These long-dated notes are for investors who are concerned about principal risk but seek exposure to the investment strategy of the underlying index and accept that the underlying index’s volatility target feature may reduce upside performance in bullish markets, and who are willing to forgo market floating interest rates in exchange for the repayment of principal at maturity plus the potential to receive adjusted contingent coupons based on the performance of the underlying index.  The notes are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Aggregate principal amount:	$
Pricing date:	August , 2014
Original issue date:	September , 2014 (3 business days after the pricing date)
Maturity date:	September , 2021
Underlying index:	Morgan Stanley SmartInvest Alpha 5% Volatility Target Index
Contingent coupon:
If, on an annual determination date, the determination index value is greater than the initial index value and, after the first determination date, greater than the determination index value(s) on each previous determination date, the notes will pay a contingent coupon on the related contingent coupon payment date equal to:
stated principal amount × contingent coupon rate.
Investors will not receive any contingent coupon on an annual contingent coupon payment date unless the index closing value on the related determination date is greater than the initial index value AND greater than the closing value of the underlying index on each previous determination date, if any.

Contingent coupon rate:
With respect to each determination date, index percent change minus the sum of the contingent coupon rates, if any, for each of the previous determination dates. The contingent coupon rate will not be less than 0%.
See “Hypothetical Payout on the Notes” on page 5.

Payment at maturity:	The payment due at maturity per $10 stated principal amount will equal $10 plus any contingent coupon payable with respect to the final determination date.
Index percent change:	With respect to any determination date, (determination index value – initial index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Determination index value:	The index closing value on the applicable determination date
Determination dates:
The third scheduled business day preceding each scheduled contingent coupon payment date, subject to postponement for non-index business days and certain market disruption events. We also refer to September   , 2021 as the final determination date.

Contingent coupon payment dates:
Annually on the     day of each September, beginning September , 2015; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day; provided further that the contingent coupon with respect to the final determination date, if any, will be paid on the maturity date.

CUSIP / ISIN:	61761S885 / US61761S8851
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $9.288 per note, or within $0.30 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per note	$10	$0.35	$9.65
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.35 for each note they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)	See “Use of proceeds and hedging” on page 21.
The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, SmartInvest index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, SmartInvest index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Notes” at the end of this document.
Product Supplement for Equity-Linked Notes dated August 17, 2012	SmartInvest Index Supplement dated July 9, 2014

Prospectus dated November 21, 2011

Market-Linked Notes With Past Performance Adjusted Contingent Coupon due September    , 2021
Based on the Value of the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index

Investment Summary

Market-Linked Notes

The Market-Linked Notes With Past Performance Adjusted Contingent Coupon due September , 2021 Based on the Value of the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index (the “notes”) offer the potential for an annual contingent coupon based on the performance of the underlying index on each annual determination date, as reduced by any prior contingent coupons.  The notes provide investors:

¡	an opportunity to gain exposure to the underlying index;

¡	the repayment of principal at maturity, subject to the credit risk of Morgan Stanley;

¡
a contingent coupon payment on any annual contingent coupon payment date if and only if the closing value of the underlying index on the related determination date is greater than the initial index value, and, after the first determination date, greater than the determination index value on each previous determination date. The contingent coupon rate for any determination date is equal to the index percent change of the underlying index as of such determination date from the initial index value minus the sum of the contingent coupon rates, if any, determined for each of the previous determination dates.  The contingent coupon rate will not be less than 0%; and

¡	no exposure to any decline of the underlying index if the notes are held to maturity.

As a result of the reduction in the contingent coupon rate for any prior coupons paid on the notes, investors will receive a contingent coupon if the underlying index exceeds the initial index value but only to the extent that it also exceeds the highest level it achieved on any prior determination date.  At maturity, you will receive the stated principal amount of the notes plus the contingent coupon payment, if any, payable with respect to the final determination date.

The Morgan Stanley SmartInvest Alpha 5% Volatility Target Index

The Morgan Stanley SmartInvest Alpha 5% Volatility Target Index (the “underlying index”) has been developed by Morgan Stanley and is calculated, published and rebalanced by Morgan Stanley & Co. International plc.  The underlying index employs a rules-based quantitative strategy, which attempts to achieve a target volatility of 5% in the Morgan Stanley SmartInvest Alpha Index (the “SmartInvest Alpha Index”).  The SmartInvest Alpha Index is a rules-based index that employs a strategy that measures the relative performance of the Morgan Stanley SmartInvest Equity Index (Total Return) (the “SmartInvest Index”) against the S&P 500® Total Return Index.  The “SmartInvest Index is a U.S. long-only equity index that aims to invest in stocks that are among the more concentrated reported positions held by hedge funds.

The objective of the underlying index is to reflect a dynamic allocation to the SmartInvest Alpha Index based on the ratio between the volatility target of 5% (the “Volatility Target”) and the actual realized volatility of the SmartInvest Alpha Index (the “Realized Volatility”) by allocating its exposure to the SmartInvest Alpha Index on each business day based on the ratio between the Volatility Target and the actual Realized Volatility of the SmartInvest Alpha Index over the prior rolling 20-day period.  The underlying index allows for maximum exposure to the SmartInvest Alpha Index of 200%, with any remaining exposure (to the extent the exposure to the SmartInvest Alpha Index is less than 100%) allocated to cash and generating no return.

Reallocation takes place on each business day, based on the ratio between the Volatility Target and the Realized Volatility over the prior rolling 20-day period, but only if the change of allocations would be in an amount greater than 5%.

Please see “Morgan Stanley SmartInvest Alpha 5% Volatility Target Index Overview” beginning on page 15 for more information about the underlying index.

August 2014	Page 2

Market-Linked Notes With Past Performance Adjusted Contingent Coupon due September , 2021
Based on the Value of the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index

The original issue price of each note is $10.  This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $10.  We estimate that the value of each note on the pricing date will be approximately $9.288, or within $0.30 of that estimate.  Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index.  The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the contingent coupon, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

August 2014	Page 3

Market-Linked Notes With Past Performance Adjusted Contingent Coupon due September , 2021
Based on the Value of the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index

Key Investment Rationale

Market-Linked Notes With Past Performance Adjusted Contingent Coupon offer investors exposure to the performance of the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index and allow investors to receive potential contingent coupons based on the performance of the underlying index, as measured on each determination date.  They are for investors who are concerned about principal risk but seek exposure to the investment strategy of the underlying index and accept that the underlying index’s volatility target feature may reduce upside performance in bullish markets, and who are willing to forgo market floating interest rates in exchange for the repayment of principal at maturity plus the potential to receive adjusted contingent coupon payment annually based on the performance of the underlying index.

Exposure to the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index
The underlying index is a rules-based target volatility index that attempts to achieve a target volatility of 5% in the SmartInvest Alpha Index.  The SmartInvest Alpha Index is a rules-based index that employs a strategy that measures the relative performance of the SmartInvest Index against the S&P 500® Total Return Index.  The SmartInvest Index is a U.S. long-only equity index that aims to invest in stocks that are among the more concentrated reported positions held by hedge funds.

The objective of the underlying index is to reflect a dynamic allocation to the SmartInvest Alpha Index based on the ratio between the volatility target and the realized volatility of the SmartInvest Alpha Index by allocating its exposure to the SmartInvest Alpha Index on each business day based on the ratio between the volatility target and the actual realized volatility of the SmartInvest Alpha Index over the prior rolling 20-day period.

Repayment of Principal	The notes provide for the repayment of principal in full at maturity.
Contingent Coupon Payments
The notes pay a contingent coupon on any annual contingent coupon payment date if and only if the closing value of the underlying index on the related determination date is greater than the initial index value, and, after the first determination date, greater than the determination index value on each previous determination date. The contingent coupon rate for any determination date is equal to the index percent change of the underlying index as of such determination date minus the sum of the contingent coupon rates, if any, determined with respect to each of the previous determination dates.  The contingent coupon rate will not be less than 0%.

As a result of the reduction in the contingent coupon rate for any prior coupons paid on the notes, investors will receive a contingent coupon if the underlying index exceeds the initial index value but only to the extent that it also exceeds the highest level it achieved on any prior determination date.

August 2014	Page 4

Market-Linked Notes With Past Performance Adjusted Contingent Coupon due September , 2021
Based on the Value of the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index

Hypothetical Payouts on the Notes

The examples below illustrate the hypothetical contingent coupon payments, if any, and payment at maturity on the notes with the following terms:

▪	Term: approximately 7 years
▪	Determination dates and contingent coupon payment dates: annual
▪	Stated principal amount: $10
▪	Hypothetical initial index value: 2,500

Example 1:
Determination date	Determination index value	Index percent change	Contingent coupon rate	Contingent coupon payment / payment at maturity
1	2,625	(2,625 – 2,500) / 2,500 = 5%	5%	5% x $10 = $0.50
2	3,000	(3,000 – 2,500) / 2,500 = 20%	20% - 5% = 15%	15% x $10 = $1.50
3	2,750	(2,750 – 2,500) / 2,500 = 10%	10% - (5% + 15%), subject to the minimum contingent coupon rate of 0% = 0%	$0
4	2,575	(2,575 – 2,500) / 2,500 = 3%	3% - (5% + 15%), subject to the minimum contingent coupon rate of 0% = 0%	$0
5	2,700	(2,700 – 2,500) / 2,500 = 8%	8% - (5% + 15%), subject to the minimum contingent coupon rate of 0% = 0%	$0
6	2,650	(2,650 – 2,500) / 2,500 = 6%	6% - (5% + 15%), subject to the minimum contingent coupon rate of 0% = 0%	$0
Final	2,675	(2,675 – 2,500) / 2,500 = 7%	7% - (5% + 15%), subject to the minimum contingent coupon rate of 0% = 0%	$10

In example 1, the determination index value on the first determination date is greater than the initial index value.  Therefore, the contingent coupon rate for the first determination date equals the index percent change of 5%.

As of the second determination date, the underlying index has appreciated 20% from the initial index value, and the determination index value on such date is greater than the initial index value and the determination index value on the first determination date. Therefore, the notes will pay a contingent coupon on the second contingent coupon payment date at a rate equal to the index percent change of 20% minus the contingent coupon rate of 5% for the first determination date.  As a result of this reduction, the contingent coupon rate is equal to 15%.

Although the determination index values on the third, fourth, fifth and sixth determination dates are each greater than the initial index value, none are greater than the determination index value on the second determination date.  Therefore, no contingent coupon is paid on any such contingent coupon payment date.

As of the final determination date, the underlying index has appreciated 7% from the initial index value, and the determination index value on such date is greater than the initial index value but not greater than the determination index value on the second determination date.  Therefore, the notes will pay only the stated principal amount on the maturity date.

The total payment on the notes is $0.50 + $1.50 + $10 = $12 per $10 stated principal amount, equivalent to a return of 20% over the 7-year term of the notes.

August 2014	Page 5

Market-Linked Notes With Past Performance Adjusted Contingent Coupon due September , 2021
Based on the Value of the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index

Example 2:
Determination date	Determination index value	Index percent change	Contingent coupon rate	Contingent coupon payment / payment at maturity
1	2,600	(2,600 – 2,500) / 2,500 = 4%	4%	4% x $10 = $0.40
2	2,675	(2,675 – 2,500) / 2,500 = 7%	7% - 4% = 3%	3% x $10 = $0.30
3	2,750	(2,750 – 2,500) / 2,500 = 10%	10% - (4% + 3%) = 3%	3% x $10 = $0.30
4	2,875	(2,875 – 2,500) / 2,500 = 15%	15% - (4% + 3% + 3%) = 5%	5% x $10 = $0.50
5	2,800	(2,800 – 2,500) / 2,500 = 12%	12% - (4% + 3% + 3% + 5%), subject to the minimum contingent coupon rate of 0% = 0%	$0
6	3,025	(3,025 – 2,500) / 2,500 = 21%	21% - (4% + 3% + 3% + 5%) = 6%	6% x $10 = $0.60
Final	4,000	(4,000 – 2,500) / 2,500 = 60%	60% - (4% + 3% + 3% + 5% + 6%) = 39%	$10 + 39% x $10 = $13.90

In example 2, the determination index value on the first determination date is greater than the initial index value.  Therefore, the contingent coupon rate with respect to the first determination date equals the index percent change of 4%.

As of the second determination date, the underlying index has appreciated 7% from the initial index value, and the determination index value on such date is greater than the initial index value and the determination index value on the first determination date.  Therefore, the notes will pay a contingent coupon on the second contingent coupon payment date at a rate equal to the index percent change of 7% minus the contingent coupon rate of 4% for the first determination date.  As a result of this reduction, the contingent coupon rate is equal to 3%.

Similarly, the index closing values on the third, fourth, sixth and final determination dates are each greater than the initial index value and the determination index value on each of the respective previous determination dates.  Therefore, the notes will pay a contingent coupon on the corresponding contingent coupon payment dates and at maturity, respectively, at a rate equal to the index percent change as of such determination date minus the sum of the contingent coupon rates for each of the respective previous determination dates.

On the fifth determination date, the determination index value is greater than the initial index value, but is not greater than the determination index values on each respective previous determination date.  Therefore, no contingent coupon is paid on the fifth contingent coupon payment date.

At maturity, investors receive the stated principal amount of $10 per note plus the contingent coupon with respect to the final determination date of $3.90.

The total payment on the notes is $0.40 + $0.30 + $0.30 + $0.50 + $0.60 + $13.90 = $16 per $10 stated principal amount, equivalent to a return of 60% over the 7-year term of the notes.

Example 3:
Determination date	Determination index value	Index percent change	Contingent coupon rate	Contingent coupon payment / payment at maturity
1	2,425	-3%	0%	$0
2	2,500	0%	0%	$0
3	2,375	-5%	0%	$0
4	2,250	-10%	0%	$0
5	2,200	-12%	0%	$0
6	2,250	-10%	0%	$0
Final	2,250	-10%	0%	$10

In example 3, the closing value of the underlying index on each determination date is less than or equal to the initial index value, and, as a result, the notes do not pay any contingent coupon with respect to any determination date.  Investors receive no contingent coupon payments over the term of the notes and receive only the stated principal amount of $10 per note at maturity, equivalent to a return of 0% over the 7-year term of the notes.

August 2014	Page 6

Market-Linked Notes With Past Performance Adjusted Contingent Coupon due September , 2021
Based on the Value of the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, SmartInvest index supplement and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

¡
The return on your investment in the notes depends on the performance of the underlying index on each determination date, and you will not receive any contingent coupon if the index closing value on each determination date is less than or equal to the initial index value.  The contingent coupon payments on the notes, if any, will be based on the performance of the underlying index on each of the determination dates up to and including the determination date immediately preceding the related contingent coupon payment date.  It is possible that the index closing value on each determination date throughout the term of the notes will be less than or equal to the initial index value so that the notes will not pay any contingent coupons and will pay only the stated principal amount at maturity.  In this scenario, investors will receive zero return on their investment in the notes.

¡
Investors will receive a contingent coupon only if the index closing value on a determination date is greater than both the initial index value, AND, after the first determination date, the index closing value on each prior determination date.  For any determination date, the contingent coupon rate is equal to the index percent change minus sum of contingent coupon rates, if any, for previous determination dates.  As a result of this adjustment in the contingent coupon rate for any prior coupons paid on the notes, investors will receive a contingent coupon if, and only to the extent that, the index closing value on a determination date is greater than the initial index value, and, after the first determination date, the index closing value on each prior determination date.  For example, if the index closing value has increased 5% from the initial index value on the first determination date, the notes will pay a contingent coupon of 5% on the related contingent coupon payment date.  However, if on the second determination date the index has increased 6% from the initial index value, the notes will pay only a 1% contingent coupon due to the past performance adjustment.  Moreover, if the underlying index is never greater than 5% higher than its initial index value on any subsequent determination date after that first determination date, the notes will not pay any further coupons.  Please see “Hypothetical Payout on the Notes” on page 5 above.

Furthermore, investors are exposed to the investment strategy of the underlying index.  The underlying index’s volatility target feature may reduce upside performance in bullish markets, and, therefore, adversely affect the closing value of the underlying index on a determination date, and, accordingly, the value of the contingent coupon payment, if any, an investor will receive on the related contingent coupon payment date.  Please see “Morgan Stanley SmartInvest Alpha 5% Volatility Target Index Overview” on page 15 below.

¡
The market price of the notes will be influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time and, in particular, on each of the determination dates and, therefore, the contingent coupon(s), if any, previously paid on the notes, the volatility (frequency and magnitude of changes in value) of the underlying index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the determination index value on any determination date and any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you are able to sell your notes prior to maturity.  Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above.  You may receive less, and possibly significantly less, than the stated principal amount per note if you are able to sell your notes prior to maturity.

August 2014	Page 7

Market-Linked Notes With Past Performance Adjusted Contingent Coupon due September , 2021
Based on the Value of the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index

¡
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes on each contingent coupon payment date or at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

¡
The contingent coupon payable on the notes is not linked to the value of the underlying index at any time other than the seven annual determination dates.  The contingent coupon payable for a particular annual period, if any, is based on the closing value of the underlying index on the related determination date and each of the previous determination dates, if any.  Although the actual value of the underlying index on other dates during the term of the notes may be higher than the determination index value on any determination date, the contingent coupon payments, if any, will be based solely on the index closing value on each of the determination dates.

Index-specific risks

¡	There are risks associated with the underlying index.

o
Proprietary and Rules-Based Index; No Active Management: The underlying index is quantitative and rules-based and may not yield future positive performance.  It follows a rules-based proprietary strategy that operates on the basis of pre-determined rules and differs from an actively managed strategy in that the component stocks of the SmartInvest Index will change only if required by the selection criteria and only at each quarterly rebalancing.  The index methodology of the underlying index is fixed and will not change over time even if the underlying index underperforms any benchmark indices.  Accordingly, the underlying index is not actively managed to adjust to changing business, financial, geopolitical or other conditions.

o
Strategy Risk: The underlying index seeks to achieve a target volatility of 5% in the SmartInvest Alpha Index by adjusting its notional exposure to the SmartInvest Alpha Index based on the Realized Volatility.  However, there is no guarantee that the underlying index will be successful in achieving its objective, as future volatility can deviate from past trends.

The underlying index may actually achieve volatility of less than or greater than its target volatility of 5%.

o
Risk of Over-exposure or Under-exposure: The underlying index adjusts its exposure to the SmartInvest Alpha Index on each business day, and such exposure can be less than or greater than 100%.  If the SmartInvest Alpha Index decreases in value at a time when the underlying index’s exposure to the SmartInvest Alpha Index is greater than 100%, the effect of that depreciation will be leveraged in calculating the level of the underlying index, resulting in accelerated losses.  Conversely, if the SmartInvest Alpha Index appreciates at a time when the underlying index’s exposure to the SmartInvest Alpha Index is less than 100%, the effect of that appreciation will be reduced in calculating the level of the underlying index, resulting in reduced gains.  Therefore, the underlying index’s volatility target feature may reduce upside performance in bullish markets.  Additionally, the portion of the underlying index’s exposure that is allocated to cash will generate no return.

o
Low Volatility not Equivalent to Low Risk: Low volatility in the SmartInvest Alpha Index is not synonymous with low risk in an investment linked to the underlying index.  Even if the volatility of the SmartInvest Alpha Index were to be in line with the Volatility Target, the level of the underlying index may nevertheless not increase, or may decrease over time.

August 2014	Page 8

Market-Linked Notes With Past Performance Adjusted Contingent Coupon due September , 2021
Based on the Value of the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index

o
Limited Performance History and Retrospective Index Calculation: The underlying index was created on April 28, 2011 and therefore has a limited history.  An investment in the underlying index may therefore involve greater risk than an investment in an index with longer actual historical performance and a more-proven track record.

The underlying index has been retrospectively calculated by Morgan Stanley India Services Private Limited (the “Underlying Index Calculation Agent”) on a hypothetical basis for the period from March 5, 2002 to April 28, 2011, using the same methodology for the underlying index as described in the accompanying SmartInvest index supplement.  The retrospective calculation of the underlying index is purely hypothetical and may not be an accurate or meaningful comparison.  The actual performance of the underlying index may vary significantly from the results obtained from back-testing.  Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance.  Morgan Stanley makes no representation as to the suitability of data used as a basis for the retrospective calculation of the underlying index.  All prospective investors should be aware that a retrospective calculation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective calculation and that as a result the comparison is purely hypothetical.  The methodology and the strategy used for the calculation and retrospective calculation of the underlying index have been developed with the advantage of hindsight.  In reality, it is not possible to invest with the advantage of hindsight and therefore this performance comparison is purely theoretical.  In addition, results obtained from back-testing include hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of any expenses that an investor in any product, the return of which is linked to the performance of the underlying index, would have paid or actually paid and do not account for all financial risk that may affect the actual performance of any such investment.

o
Underlying Index Publisher’s Powers: The application of the methodology described herein by Morgan Stanley & Co. International plc (the “Underlying Index Publisher”) shall be conclusive and binding.  However, the Underlying Index Publisher may supplement, amend (in whole or in part), revise or withdraw these rules at any time if it has a valid reason for doing so.  Such a supplement, amendment, revision or withdrawal may lead to a change in the way the underlying index is calculated or constructed and may affect the underlying index in other ways, including future performance.  Without prejudice to the generality of the foregoing, the Underlying Index Publisher may determine that a change to the rules is required or desirable in order to optimize the index methodology of the underlying index in accordance with the objectives of the underlying index, or to address an error, ambiguity or omission, to take into account any prevailing regulatory or judicial requirements or developments, to reflect any new industry guidance or to proportionately reflect other legitimate cost increases or reductions associated with providing the underlying index.  The rules of the underlying index may change without prior notice.  All of the above may affect the value of the underlying index and the value of any financial products linked to the underlying index.

The Underlying Index Publisher shall have the right, in its sole discretion, to cease compiling, calculating and publishing values of the underlying index if, at any time, the Underlying Index Publisher determines that the underlying index no longer meets or will not be capable of meeting the criteria established by the Underlying Index Publisher or otherwise determines that the underlying index shall no longer be calculated.  The Underlying Index Publisher and the Underlying Index Calculation Agent have no obligation to take into account the considerations of any other person when making any such adjustments and have no obligation to inform any person of such modification or change.

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The Underlying Index Calculation Agent is responsible for compiling and calculating the underlying index pursuant to the rules of the underlying index.  The Underlying Index Publisher retains the discretion to appoint an alternative index calculation agent for the underlying index.  The Underlying Index Publisher retains the final discretion as to the manner in which the underlying index is calculated and constructed.  Furthermore, the Underlying Index Publisher has the final authority on the interpretation and application of the rules of the underlying index.

o
Calculations and Determinations by the Underlying Index Calculation Agent: The Underlying Index Calculation Agent’s calculations and determinations in relation to the underlying index shall be binding on all parties in the absence of manifest error.

o
Morgan Stanley Conflicts of Interest: Morgan Stanley’s affiliates are acting as the Underlying Index Publisher and the Underlying Index Calculation Agent.  Morgan Stanley and its affiliates may from time to time engage in transactions involving the underlying securities of the SmartInvest Index and the S&P 500® Total Return Index (the “Underlying Securities”) for their proprietary accounts and/or for accounts of their clients, may act as market maker in the Underlying Securities and/or be providing underwriting, banking, advisory or other services to the issuers of the Underlying Securities.  Such activities may not be for the benefit of the holders of investments related to the underlying index and may have a negative effect on the value of the Underlying Securities and consequently on the value of the underlying index.  In addition, Morgan Stanley and its affiliates may from time to time act in other capacities, such as the issuer of investments or the advisor thereof.  Morgan Stanley and its affiliates may also issue or enter into derivative instruments in respect of such investments and/or the Underlying Securities, including with certain providers of exchanged traded products, and the use of such derivatives may consequently affect the value of the Underlying Securities.

o
Index Market Disruption Event: The underlying index is subject to certain adjustment and disruption events, including but not limited to trading disruption of the Underlying Securities, index disruption of the S&P 500® Index and certain corporate actions of the issuers of the Underlying Securities and any other situations in which it is difficult or even impossible for the Underlying Index Publisher and/or the Underlying Index Calculation Agent to rebalance, calculate and/or publish the underlying index or for a financial product issuer to carry out hedging arrangements in relation to any financial product linked to the underlying index.  As a consequence, the Underlying Index Publisher may exercise an amount of discretion in relation to the underlying index (including the right to cancel the underlying index, change the published methodology or make adjustments to the composition of the SmartInvest Index) and the exercise of such discretion may have an adverse impact on the level of the underlying index and any financial products linked to the underlying index.

¡	There are risks associated with the SmartInvest Alpha Index.

The underlying index is a variation on the SmartInvest Alpha Index.  Therefore, the following risks associated with the SmartInvest Alpha Index are also necessarily associated with the underlying index and the notes.

o
Strategy Risk: The SmartInvest Alpha Index seeks to benefit from the relative performance of the SmartInvest Index against the performance of the S&P 500® Total Return Index.  However, there is no guarantee that this strategy will be successful.  The S&P 500® Total Return Index may outperform the SmartInvest Index, in which case the return on the SmartInvest Alpha Index will be negative.

o
Outperformance Risk: The performance of the SmartInvest Alpha Index will be negatively affected by any negative performance of the SmartInvest Index and by any positive performance of the S&P 500® Total Return Index.  In periods of both rising and falling equity markets, it is possible that the S&P 500® Total Return Index may outperform the SmartInvest Index, in which case the return on the SmartInvest Alpha Index will be negative.  For example,

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even if both the SmartInvest Index and the S&P 500® Total Return Index increase in value, the SmartInvest Alpha Index will decrease in value if the increase in the value of the S&P 500® Total Return Index is greater than the increase in the value of the SmartInvest Index.  Furthermore, even if both the SmartInvest Index and the S&P 500® Total Return Index decrease in value, the SmartInvest Alpha Index will decrease in value if the decrease in the value of the SmartInvest Index is greater than the decrease in the value of the S&P 500® Total Return Index.

o
Risk of Unequal Long/Short Exposure: The SmartInvest Alpha Index strategy seeks to combine long exposure to the SmartInvest Index with equivalent short exposure to the S&P 500® Total Return Index.  However, the SmartInvest Alpha Index’s positions in the respective indices are rebalanced only once per month, and the respective weightings of the long and short positions will diverge between rebalancings, based on the performances of the respective indices.  Any such divergence in the weightings will cause the SmartInvest Alpha Index to deviate from a fully balanced outperformance strategy and could have a negative effect on the performance of the SmartInvest Alpha Index.

¡	There are risks associated with the SmartInvest Index.

The underlying index is a variation on the SmartInvest Alpha Index, which is itself a variation on the SmartInvest Index.  Therefore, the following risks associated with the SmartInvest Index are also necessarily associated with the underlying index and the notes.

o
No Shareholder Rights: The SmartInvest Index takes a long position in certain selected stocks that are components of the S&P 500® Index.  However, investors will not have any ownership rights in any components of the S&P 500® Index that comprise the SmartInvest Index.

o
Index Risks: There is no guarantee that the SmartInvest Index will have positive performance or will outperform its benchmark index.  In addition, any investment linked to the SmartInvest Index is not the same as an investment in the constituents of the SmartInvest Index.  Past performance (actual or simulated) is not indicative of future performance.  There are only 40 stocks in the SmartInvest Index at any one time and any sector diversification does not eliminate the exposure to the downside risk of each individual asset.

Performance of the SmartInvest Index is not only related to the composition of assets, but also related to the application of the strategy and rules that determine the selection of certain underlying securities from time to time.  The parameters deployed by the rules influence performance of the SmartInvest Index, and certain specifications of the SmartInvest Index including, but not limited to, underlying security selection criteria and rebalancing window are pre-determined parameters.

As the “Pre-filter Universe” used in the SmartInvest Index is determined by reference to the stocks in the “Eligible Universe” held by the least number of hedge funds (this number includes every Form 13F filer, whether or not a hedge fund, that has entirely sold down its position in the preceding quarter), the SmartInvest Index aims to invest in stocks that are among the more concentrated reported positions held by hedge funds and does not aim to track stocks held by large numbers of hedge funds.

In addition, the SmartInvest Index invests in only 40 stocks at any one time.  As a result of investing in a smaller number of stocks compared to benchmark indices such as the S&P 500® Index, the SmartInvest Index has historically often been more volatile than benchmark indices.  It has also tended to have larger maximum yearly drawdowns than the S&P 500® Index.

Moreover, as the SmartInvest Index invests in fewer companies than are tracked by the S&P 500® Index, the SmartInvest Index is exposed to more concentrated market risks of a smaller number of underlying companies as compared to the S&P 500® Index.

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o
Use of Information Disclosed on Forms 13F: The SmartInvest Index seeks to invest in stocks based on the publicly available filings on Form 13F by hedge fund managers.  Filers of Form 13F are not required to disclose all of their holdings of securities on such form.  For example, filers need only disclose certain securities, sometimes referred to as “Section 13(f) securities,” a list of which is published by the SEC.  In addition, filers do not disclose any short positions on Form 13F, nor are such positions subtracted from long positions in the same security.  As a result, the holdings of securities disclosed on any hedge fund manager’s Form 13F will likely not reflect the actual holdings of securities by that hedge fund manager.  Consequently, the strategy does not take into account all of the positions that might be held by hedge fund managers.  In addition, filers do not disclose the rationale for any investment, and so reported investments could be part of a broader strategy and may not reflect a judgment on the intrinsic value of investing in the reported security.

Forms 13F are required to be filed within 45 days of the end of each calendar quarter.  As a result, the SmartInvest Index uses information reported quarterly on a 45-day trailing basis and may acquire or track a stock that hedge fund managers are no longer holding.

Only institutional investment managers that exercise investment discretion over $100 million or more in Section 13(f) securities must file Form 13F.  The SmartInvest Index will not take into account any stock selections of any investment manager that does not satisfy this criteria and is therefore not required to file Form 13F.

In constituting the “Pre-filter Universe,” the SmartInvest Index takes into account positions entirely sold down by any Form 13F filer, whether or not a hedge fund.  As a result, positions of Form 13F filers that are not hedge funds may affect the stocks in which the SmartInvest Index invests.

o
Changes to Form 13F Requirements: It is possible that the requirements related to the filing of Forms 13F (such as the required content or timing for filing) may change in the future, or the requirement to make such filings could be abolished completely.  In this case, the publisher of the SmartInvest Index will cease publication of the SmartInvest Index.

o
Market Factors and Equity Volatility: The underlying securities of the SmartInvest Index are publicly traded on the relevant exchanges and markets.  The prices, volatility and liquidity of such underlying securities may vary over time and may increase or decrease by reference to a variety of factors which may include (but not be limited to) political policies, change in law, corporate actions, macroeconomic factors and speculation.

o
Not a Hedge Fund and Not the Same as Investing in a Hedge Fund or a Group of Hedge Funds: Hedge fund investors and corporate buyers are numerous and they use extremely varied approaches to investing.  The SmartInvest Index does not track hedge funds and does not constitute a hedge fund replication strategy.  Instead, the SmartInvest Index employs a screening method that ranks and identifies securities in the S&P 500® Index that are, or have been, held by hedge funds in concentrated reported positions for inclusion in the SmartInvest Index (the “SmartInvest Screens”).  However, the SmartInvest Screens do not attempt to, and cannot in any way, replicate investing in any hedge fund or group of hedge funds.  As a consequence, investing in the SmartInvest Index and the returns you might obtain, are not at all equivalent to an investment in a hedge fund or similar fund.  Morgan Stanley may advise hedge funds on strategies and metrics that are not used to determine the SmartInvest Index.  Even if Morgan Stanley determines that hedge funds using other strategies or metrics are successful, it will have no obligation to revise the SmartInvest Index methodology.

¡
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary

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market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

¡
The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time.  The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “Risk Factors—The market price of the notes will be influenced by many unpredictable factors” above.

¡
Adjustments to the underlying index could adversely affect the value of the notes.  As discussed under “Risk Factors—Index-specific risks—There are risks associated with the underlying index—Underlying Index Publisher’s Powers” and “—Index Market Disruption Event” above, the Underlying Index Publisher can supplement, amend (in whole or in part), revise or withdraw the index methodology of the underlying index at any time if it has a valid reason for doing so.  Any of these actions could adversely affect the value of the notes.  The Underlying Index Publisher may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes.

¡
If the underlying index is discontinued and no successor index is available, Morgan Stanley will cease making further contingent coupon payment.  If Morgan Stanley & Co. International plc, as the underlying index publisher, discontinues publication of the underlying index, and MS & Co., as the calculation agent, determines in its sole discretion that no successor index is available, no further contingent coupon will be paid on the notes.  Instead, on the date of such determination, the calculation agent will determine, in good faith and in a commercially reasonable manner, a coupon substitution amount, which will equal its estimate of the value, if any, of the investors’ forgone opportunity to receive any possible subsequent contingent coupons, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions, including, without limitation, the volatility of the underlying index and the components of the SmartInvest Index and current and expected interest rates.  The coupon substitution amount, if any, is a one-time payment and will be paid on the contingent coupon payment date immediately following such determination and no additional contingent coupon will be paid on the notes.  At maturity, investors will receive the stated principal amount of the notes, and, only if the contingent coupon payment date immediately following the date of such determination is the maturity date,

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the coupon substitution amount, if any.  As a result, investors will have no further exposure to the underlying index once the calculation agent determines that no successor index is available to replace the discontinued underlying index.  See “Additional Information About the Notes—Discontinuance of the underlying index” below.

¡
Investing in the notes is not equivalent to investing in the underlying index.  As discussed under “Risk Factors—Index-specific risks—There are risks associated with the SmartInvest Index—Index Risks” above, investing in the notes is not equivalent to investing in the underlying index or the Underlying Securities.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Securities.

In addition, the contingent coupon payments on the notes, if any, will be based on the performance of the underlying index on each of the determination dates up to and including the determination date immediately preceding the related contingent coupon payment date.  See “Risk Factors—The return on your investment in the notes depends on the performance of the underlying index on each determination date, and you will not receive any contingent coupon if the index closing value on each determination date is less than or equal to the initial index value” and “Hypothetical Payouts on the Notes” above.

¡
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

¡
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. will determine the initial index value and the determination index value on each determination date, and will calculate the contingent coupon payments, if any, and the amount of cash you will receive at maturity.  Moreover, certain determination made by MS & Co., in its capacity as the calculation agent of the notes, may require it to exercise discretion and make subjective judgments, such as with respect to the alternate exchange calculation in the case of an event of default and the selection of a successor index or calculation of the alternative contingent coupon, if any, in the event of a discontinuance of the underlying index.  These potentially subjectively determinations may adversely affect the payout to you at maturity.  In addition, MS & Co. has determined the estimated value of the notes on the pricing date.  For further information regarding these types of determinations, see “Additional Information About the Notes—Postponement of determination date” and “—Discontinuance of the underlying index” herein, and “Description of Equity-Linked Notes“—Calculation Agent and Calculations” in the accompanying product supplement for Equity-Linked Notes.

In performing its duties as the calculation agent of the notes, MS & Co. may have interests adverse to your interests, which may affect the value of the notes.

Morgan Stanley & Co. International plc, which is also an affiliate of Morgan Stanley, is acting as the Underlying Index Publisher.  As discussed under “Risk Factors—Index-specific risks—There are risks associated with the underlying index—Underlying Index Publisher’s Powers,” “—Morgan Stanley Conflicts of Interest” and “—Index Market Disruption Event” above, certain determination made by Morgan Stanley & Co. International plc, in its capacity as the Underlying Index Publisher, may require it to also exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of index market disruption events or the cancellation of the underlying index.

In performing its duties as the Underlying Index Publisher, Morgan Stanley & Co. International plc may have interests adverse to your interests, which may affect the value of the underlying index and the value of the notes.

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¡
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or the Underlying Securities), including trading in the Underlying Securities, in futures and/or options contracts on the Underlying Securities or in other instruments related to the underlying index.  Some of our subsidiaries also trade the Underlying Securities and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the value at or above which the underlying index must close on any determination date before an investor receives a contingent coupon payment on the related contingent coupon payment date.  Additionally, such hedging or trading activities during the term of the notes, including on any determination date, could adversely affect the closing value of the underlying index on such determination date, and, accordingly, of the contingent coupon payment, if any, an investor will receive on the related contingent coupon payment date.

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Morgan Stanley SmartInvest Alpha 5% Volatility Target Index Overview

The underlying index is a rules-based target volatility index that attempts to achieve a target volatility of 5% in the SmartInvest Alpha Index.  The objective of the underlying index is to reflect a dynamic allocation to the SmartInvest Alpha Index based on the ratio between the volatility target and the realized volatility of the SmartInvest Alpha Index by allocating its exposure to the SmartInvest Alpha Index on each business day based on the ratio between the volatility target and the actual realized volatility of the SmartInvest Alpha Index over the prior rolling 20-day period.

For additional information about the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index, see the information set forth under “Morgan Stanley SmartInvest Alpha 5% Volatility Target Index” in the accompanying SmartInvest index supplement.

The Morgan Stanley SmartInvest Alpha Index

The SmartInvest Alpha Index is a rules-based index that employs a strategy that measures the relative performance of the SmartInvest Index against the S&P 500® Total Return Index.  To implement this strategy, the SmartInvest Alpha Index takes a long position in the SmartInvest Total Return Index and an equivalent short position in the S&P 500® Total Return Index.  Therefore, the SmartInvest Alpha Index’s return will reflect the return on the SmartInvest Total Return Index minus the return on the S&P 500® Total Return Index.

For additional information about the Morgan Stanley SmartInvest Alpha Index, see the information set forth under “Morgan Stanley SmartInvest Alpha Index” in the accompanying SmartInvest index supplement.

For additional information about the S&P 500® Total Return Index (short position for the SmartInvest Alpha Index), see the information set forth under “S&P 500® Total Return Index (Short Position for the SmartInvest Alpha Index)” in the accompanying SmartInvest index supplement.

The Morgan Stanley SmartInvest Index

The SmartInvest Index is a U.S. long-only equity index that aims to invest in stocks that are among the more concentrated reported positions held by hedge funds.  To implement this strategy, the SmartInvest Index invests in a fixed number of securities quarterly from the S&P 500® Index that have high hedge fund ownership by a small number of U.S. hedge funds, as disclosed on Forms 13F filed by hedge fund managers, subject to market capitalization and liquidity filters together with SmartInvest Screens. The SmartInvest Screens rank and identify securities in the S&P 500® Index for inclusion in the SmartInvest Index.

For additional information about the Morgan Stanley SmartInvest Index, see the information set forth under “Morgan Stanley SmartInvest Index” in the accompanying SmartInvest index supplement.

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Hypothetical Retrospective and Historical Information

The inception date for the underlying index was April 28, 2011.  The information regarding the underlying index prior to April 28, 2011 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data.  A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation.  Therefore, information regarding the underlying index prior to April 28, 2011 is hypothetical only and does not reflect actual historical performance. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to April 28, 2011.  Such data must be considered illustrative only.

You should not take the historical or hypothetical retrospective values of the underlying index as an indication of its future performance.

Information as of market close on July 30, 2014:

Bloomberg Ticker Symbol:	MSPISMAV
Current Index Value:	2,263.61

The following graph sets forth the hypothetical retrospective and historical daily closing values of the underlying index for the period from April 4, 2002 through July 30, 2014.  The related table sets forth the hypothetical retrospective and historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter from January 1, 2009 through July 30, 2014.  The closing value of the underlying index on July 30, 2014 was 2,263.61.  The underlying index was established on April 28, 2011.  The information prior to April 28, 2011 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

Morgan Stanley SmartInvest Alpha 5% Volatility Target Index Hypothetical Retrospective and Historical Performance Daily Closing Values April 4, 2002 to July 30, 2014
The red dotted line in the graph above indicates the index inception date of April 28, 2011.

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Morgan Stanley SmartInvest Alpha 5% Volatility Target Index	High	Low	Period End
2009
First Quarter	1,733.23	1,675.69	1730.88
Second Quarter	1,783.52	1,726.82	1762.91
Third Quarter	1,843.96	1,753.52	1843.96
Fourth Quarter	1,865.99	1,803.75	1860.05
2010
First Quarter	1,921.33	1,845.35	1,898.18
Second Quarter	1,966.69	1,903.06	1,929.22
Third Quarter	1,996.18	1,910.24	1,994.73
Fourth Quarter	2,062.93	1,967.76	2,049.26
2011
First Quarter	2,077.22	2,001.02	2,077.22
Second Quarter	2,116.43	2,047.65	2,093.43
Third Quarter	2,095.79	2,024.81	2,050.55
Fourth Quarter	2,124.51	2,043.48	2,099.10
2012
First Quarter	2,185.64	2,091.96	2,145.93
Second Quarter	2,153.24	2,101.74	2,112.41
Third Quarter	2,137.70	2,018.74	2,049.77
Fourth Quarter	2,232.28	2,048.40	2,232.28
2013
First Quarter	2,287.62	2,217.18	2,274.33
Second Quarter	2,303.04	2,224.50	2,303.04
Third Quarter	2,363.72	2,283.37	2,353.96
Fourth Quarter	2,373.17	2,274.29	2,297.16
2014
First Quarter	2,413.71	2,262.51	2,394.69
Second Quarter	2,402.27	2,339.78	2,372.09
Third Quarter (through July 30, 2014)	2,365.10	2,263.61	2,263.61
The underlying index was established on April 28, 2011.  The information prior to April 28, 2011 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

Hypothetical Underlying Index Return

The following table shows the hypothetical return on the underlying index from April 4, 2002 to July 30, 2014.  Because the publication of the underlying index began on April 28, 2011, the return on the underlying index prior to this date shown below is retrospectively simulated.  No actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to April 28, 2011.

Index Returns1
	4/4/2002–7/30/2014	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	20142
Returns	6.9%	10.2%	14.4%	15.3%	15.5%	2.0%	-1.0%	1.1%	11.3%	10.2%	2.4%	6.3%	2.9%	-1.5%
Data based on simulated returns from April 4, 2002 to April 28, 2011 and actual returns thereafter.
1  All returns except year-to-date 2014 returns are annualized.
2  Year-to-date 2014 returns are not annualized.

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Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Denominations:	$10 and integral multiples thereof
Underlying index publisher:	Morgan Stanley & Co. International plc
Call right:	The notes are not callable prior to the maturity date.
Relevant exchange:
The following provision supersedes in its entirety “Description of Equity-Linked Notes—General Terms of the Notes—relevant exchange” in the accompanying product supplement:

The primary exchange(s) or market(s) of trading for any component of the SmartInvest Index, or any successor index of the underlying index.

Postponement of determination date:
If a market disruption event with respect to the underlying index occurs on a scheduled determination date, or if such scheduled determination date is not an index business day, the index closing value for such day shall be determined on the immediately succeeding index business day on which no market disruption event shall have occurred with respect to the underlying index; provided that the determination index value for such determination date shall not be determined on a date later than the fifth scheduled index business day after such scheduled determination date, and if such date is not an index business day, or if there is a market disruption event on such date, the calculation agent shall determine such determination index value using the index closing value as determined by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index business day) on such date of each Underlying Security most recently constituting the SmartInvest Index.

Postponement of contingent coupon payment date / maturity date:
If the determination date is postponed so that it falls less than two business days prior to the scheduled contingent coupon payment date (including the maturity date), the contingent coupon payment date (including the maturity date) will be the second business day following the determination date as postponed.

Discontinuance of the underlying index:
The following provision supersedes in its entirety “Description of Equity-Linked Notes—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement:

If the underlying index publisher discontinues publication of the underlying index and such underlying index publisher or another entity publishes a successor or substitute index that MS & Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as a “successor index”), then any subsequent index closing value will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to The Depositary Trust Company, New York, New York (“DTC”), as holder of the notes, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the relevant notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the underlying index publisher discontinues publication of the underlying index and the calculation agent determines, in its sole discretion, that no successor index is available, then, on the date of such determination, the calculation agent will determine, in good faith and in a commercially reasonable manner, a coupon substitution amount, which will equal its estimate of the value, if any, of the investors’ forgone opportunity to receive any possible subsequent contingent coupons, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions, including, without limitation, the volatility of the underlying index and the components of the SmartInvest Index and current and expected interest rates.  The coupon substitution amount, if any, is a one-time payment and will be paid on the contingent coupon payment date immediately following such determination and no additional contingent coupon will be paid on the notes.  At maturity, investors will receive the stated principal amount of the notes, and, only if the contingent coupon payment date immediately following the date of such determination is the maturity date, the coupon substitution amount, if any.

Equity-linked notes:
All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with these preliminary terms.

Minimum ticketing size:	$1,000 / 100 notes
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.

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Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as debt for U.S. federal income tax purposes.  Although there is no authority regarding the treatment of debt instruments with features similar to those of the notes, under current law, and based on current market conditions, the notes should be treated as “variable rate debt instruments.”  U.S. Holders should read the section entitled “United States Federal Taxation” in the accompanying product supplement.  However, U.S. Holders should note that the discussion in the sections entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Short-Term Notes” in the accompanying product supplement do not apply to the notes, except as described below under “Possible Alternative Tax Treatment of an Investment in the Notes.”  Except where stated otherwise, the following discussion is based on the treatment of the notes as “variable rate debt instruments.”

Contingent Coupon Payments on the Notes

Each contingent coupon payment on the notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.  Because the amount of a contingent coupon payment in respect of an accrual period will not be known until the relevant contingent coupon determination date, it is not clear how accrued interest will be determined prior to the relevant contingent coupon determination date.

Sale or Exchange of the Notes

Upon a sale or exchange of the notes (including a “deemed” taxable exchange, as discussed below), a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the U.S. Holder’s tax basis in the notes, which will equal the U.S. Holder’s purchase price for the notes.  Because the amount of a contingent coupon payment in respect of an accrual period will not be known until the relevant contingent coupon determination date, it is not clear how much interest will be treated as having accrued on the notes at the time of a sale or exchange that occurs during the period.  The capital gain or loss recognized upon a sale or exchange of the notes will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of sale or exchange.

Possible Alternative Tax Treatment of an Investment in the Notes

The Internal Revenue Service (the “IRS”) could seek to treat the notes as subject to Treasury regulations governing “contingent payment debt instruments” as described in the section of the accompanying product supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders—Long-Term Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally would be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amounts of the contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally would be treated as ordinary income.

Even if the tax treatment of the notes described above were respected, it is possible that the IRS could assert that a “deemed” taxable exchange has occurred in the event of a change in the methodology by which the underlying  index is calculated, a change in the components of the index, or any other circumstance resulting in a material change to the index.  If the IRS were successful in asserting that a taxable exchange has occurred, a U.S. Holder could be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the notes.

We believe the likelihood is remote that the publication of the underlying index will be discontinued without a successor index available (a “discontinuation event”).  However, if the IRS disagrees with this conclusion, the notes could be treated as “contingent payment debt instruments,” as discussed above.  Moreover, if a discontinuation event does in fact occur, the tax treatment of the notes could be affected.  You should consult your tax adviser regarding the potential tax consequences if the likelihood of a discontinuation event were deemed to not be remote or if a discontinuation event were to occur.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Legislation Affecting Certain Non-U.S. Holders” in the accompanying product supplement, withholding under the Hiring Incentives to Restore Employment Act of 2010 (commonly referred to as “FATCA”) applies to certain financial instruments (including the notes) with respect to payments of interest and, if made after December 31, 2016, any payment of gross proceeds of a disposition of such an instrument.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax

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consequences of an investment in the notes, including the potential application of the FATCA rules, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:
The proceeds we receive from the sale of the notes will be used for general corporate purposes.  We will receive, in aggregate, $10 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the notes borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the Underlying Securities, in futures and/or options contracts on the Underlying Securities, or in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could increase the value of the underlying index on the pricing date, and, therefore, could increase the value at or above which the underlying index must close on any determination date before you would receive a contingent coupon payment on the related contingent coupon payment date.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on the determination dates, by purchasing and selling the Underlying Securities or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the contingent coupon payments you will receive on the determination dates and/or at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its

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corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.35 for each note they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.  When MS & Co. prices this offering of notes, it will determine the economic terms of the notes such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and the SmartInvest index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the SmartInvest index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Equity-Linked Notes and the SmartInvest index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated August 17, 2012
SmartInvest Index Supplement dated July 9, 2014
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for Equity-Linked Notes, in the SmartInvest index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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